Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-250153-01

Pricing Supplement

Dated June 12, 2023

United Airlines, Inc.

$1,320,110,000

2023-1 Pass Through Trust

Class A Pass Through Certificates, Series 2023-1

Pricing Supplement dated June 12, 2023 to the preliminary prospectus supplement dated June 12, 2023 relating to the Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2023-1 (“Class A Certificates”)

Amount:	$1,320,110,000

CUSIP:	90932L AJ6

ISIN:	US90932LAJ61

Coupon:	5.80%

Make-Whole Spread over Treasuries:	0.35%

Initial Maximum Commitment Amount Under Liquidity Facility:	$120,166,680

Price to Public:	100%

Underwriters:

Citigroup Global Markets Inc.	$277,223,100

Credit Suisse Securities (USA) LLC	$158,413,200

Deutsche Bank Securities Inc.	$158,413,200

Goldman Sachs & Co. LLC	$158,413,200

BofA Securities, Inc.	$108,909,075

Barclays Capital Inc.	$108,909,075

J.P. Morgan Securities LLC	$108,909,075

Morgan Stanley & Co. LLC	$108,909,075

BNP Paribas Securities Corp.	$46,203,850

Credit Agricole Securities (USA) Inc.	$46,203,850

Natixis Securities Americas LLC	$19,801,650

Academy Securities, Inc.	$6,600,550

AmeriVet Securities, Inc.	$6,600,550

Loop Capital Markets LLC	$6,600,550

Concession to Selling Group Members:	0.50%

Discount to Broker/Dealers:	0.25%

Underwriting Commission:	$13,201,100

Settlement:	June 20, 2023 (T+5) closing date, the 5th business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup at 1-877-858-5407.